 EXHIBIT 3(i)

Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies of filed documents, visit www.sos.state.co.us.

E-Filed

Colorado Secretary of State
Date and Time: 10/28/2015 10:43 AM
ID Number: 20141537916

Document number: 20151698859
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 20141537916

1. Entity name: T-Rex Oil, Inc.
(If changing the name of the corporation, indicate name before the name change)

2. New Entity name: (if applicable) ____________

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box)*:
☐ "bank" or "trust" or any derivative thereof
☐ "credit union" ☐ "savings and loan"
☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ____________ *(mm/dd/yyyy)*

or

If the corporation's period of duration as amended is perpetual, mark this box: ☐

7. *(Optional)* Delayed effective date: ____________ *(mm/dd/yyyy)*

Notice:
Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

AMD_PC Page 1 of 2 Rev. 12/01/2012

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Nichols	W	Edward	
(Last)	(First)	(Middle)	(Suffix)

520 Zang Street
(Street name and number or Post Office information)
Suite 250

Broomfield	CO	80021
(City)	(State)	(Postal/Zip Code)

	United States
(Province – if applicable)	(Country – if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:
This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

AMD_PC Page 2 of 2 Rev. 12/01/2012

NEITHER THIS CERTIFICATE OF DESIGNATION OF THE SERIES A CONVERTIBLE PREFERRED STOCK,  NOR THE SHARES OF COMMON STOCK UNDERLYING THE SERIES A CONVERTIBLE PREFERRED STOCK WERE ISSUED IN A REGISTERED TRANSACTION UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE "SECURITIES ACT"). THE SECURITIES EVIDENCED HEREBY MAY NOT BE TRANSFERRED WITHOUT (i) AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER MAY BE LAWFULLY MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAW; OR (ii) SUCH REGISTRATION.

CERTIFICATE OF DESIGNATION OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

T-REX OIL, INC.

A Colorado Corporation

It is hereby certified that:

            1.         The name of the Company (hereinafter called the "Company") is T-Rex Oil, Inc., a Colorado corporation.

            2.         The Articles of Incorporation of the Company authorizes the issuance of up to Fifty Million (50,000,000) shares of Preferred Stock, $0.001 par value per share (herein, "Preferred Stock" or "Preferred Shares"), and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of the Preferred Shares in One (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

            3.         The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series A issue of Preferred Stock:

RESOLVED, that Five Million (5,000,000) of the Fifty Million (50,000,000) authorized shares of Preferred Stock of the Company shall be designated Series A Convertible Preferred Stock, $0.001 par value per share, and shall possess the rights and preferences set forth below:

            Section 1.        Designation and Amount.  The shares of the series of Preferred Stock hereby and herein created shall have $0.001 par value per share and shall be designated as Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock") and the number of shares constituting the Series A Convertible Preferred Stock shall be Five Million (5,000,000).  The Series A Convertible Preferred Stock shall have a deemed purchase price and value of Two United States Dollars ($2.00) per share.

            Section 2.        Rank. The Series A Convertible Preferred Stock shall rank: (i) senior to any other class or series of outstanding Preferred Shares or series of capital stock of the Company; (ii) prior to all of the Company's Common Stock, ("Common Stock"); and (iii) prior to any other class or series of capital stock of the Company hereafter created "Junior Securities"); and  in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

            Section 3.        Dividends.  The Series A Convertible Preferred Stock shall not bear dividends.

            Section 4.        Secured Liquidation / Merger Preference.

                        (a)        So long as a majority shares of Series A Convertible Preferred Stock are outstanding, the Company will not, without the written consent of the holders of at least 51% of the Company's outstanding Series A Convertible Preferred Stock, either directly or by amendment, merger, consolidation, or otherwise:

(i)         liquidate, dissolve or wind‑up the affairs of the Company, or effect any Liquidation Event;

(ii)        amend, alter, or repeal any provision of the Certificate of Incorporation  or Bylaws in a manner adverse to the Series A Convertible Preferred Stock, and

(iii)       create or authorize the creation of, or issue any other security convertible into or exercisable for, any equity security, having rights, preferences or privileges senior to the Series A Convertible Preferred Stock.

                        (b)        In the event of any liquidation, merger, dissolution or winding up of the Company, either voluntary or involuntary, the holders of shares of Series A Convertible Preferred Stock (each a "Holder" and collectively the "Holders") shall be entitled to receive, prior in preference to any distribution to Junior Securities, an amount per share equal to $2.00.

                        (c)        Upon the completion of the distribution required by subsection 4(a), if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted Certificate(s) of Designation.

            Section 5.        Conversion of Preferred Shares to Common.  The record Holders of the Series A Convertible Preferred Stock shall be subject to conversion as follows:

                        (a)        Option to Convert.  On and after nine (9) months from date hereof, each record Holder of Series A Convertible Preferred Stock shall be entitled (at the times and in the amounts set forth below), at the office of the Company or any transfer agent for the Series A Convertible Preferred Stock designated by the Company to the Holders in writing (the "Transfer Agent"), to convert shares of Series A Convertible Preferred Stock in whole or in part into Common Stock as follows:

The Holders of the Series A Convertible Preferred Stock shall, individually and collectively, have the right to convert all or part of their Series A Convertible Preferred Stock, by electing, in writing, to convert the Series A Convertible Preferred Stock into shares of Common Stock of the Company, subject to adjustment set forth in (g) hereafter upon tender of the Notice of Conversion.

                        (b)        Conversion Formula.

Pst - $ Amount of Preferred Stock purchased

Mkt - 10 day average of the Market close on the OTCQB

Conversion Price    =  Mkt X 0.80

Shares of Common Shares to Be Issued   =                          Pst

                                                                        Conversion Price

                        (c)        Mechanics of Conversion.  In order to convert Series A Convertible Preferred Stock into shares of Common Stock, specified in 5(a) the Holder shall (i) fax or deliver via electronic mail on the date of conversion (the "Conversion Date"), a copy of a fully executed notice of conversion, substantially in the form shown on Exhibit A hereto ("Notice of Conversion") to the Company at the office of the Company or the Transfer Agent stating that the Holder elects to convert Series A Convertible Preferred Stock into Common Stock, which Notice of Conversion shall specify the date of conversion, the number of shares of Series A Convertible Preferred Stock to be converted to shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) once converted in full (but not otherwise unless specifically requested by the Company from time to time), surrender to a common courier for delivery to the office of the Company or the Transfer Agent, the original certificate(s) representing the Series A Convertible Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; unless the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i) below).  Upon receipt by the Company of a facsimile copy of a Notice of Conversion, Company shall immediately send, via facsimile or email, a confirmation of receipt of the Notice of Conversion to Holder which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the Conversion.

                        (d)        Automatic Conversion of Preferred to Common Stock. (i) In the event that the daily closing price on the common stock as quoted on the Company listed Exchange, exceeds $6.00 per share for 10 consecutive trading days, then, in such event, all of the issued and outstanding shares of Series A Convertible Preferred Stock shall immediately thereupon, without holder election or option, be automatically converted to number of common shares of the Company on a basis computed as follows $6.00 price less a discount of 20%equals $4.80 conversion price. (Example.  10,000 preferred shares cost $20,000.  Converted at $4.80 equals 4,166 common shares.  Value 4,166 shares x market price $6.00 equal $24,996) Series A Convertible Preferred Stock certificates shall be thereupon deemed cancelled and in substitution therefore, the Transfer Agent shall issue and transmit, upon surrender of the Class A Preferred certificate, the common shares to which the holder is entitled under this Automatic Conversion.

                        (e)        Administration.

                                    (i)         Lost or Stolen Certificates.  Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Convertible Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new

Preferred Stock Certificate(s) of like tenor and date.  However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests the Company to convert such Series A Convertible Preferred Stock into Common Stock.

                                    (ii)        Delivery of Common Stock Upon Conversion.  The Transfer Agent or the Company (as applicable) shall, no later than the close of business on the third (3rd) business day (the "Deadline") after receipt by the Company or the Transfer Agent of a facsimile copy of a Notice of Conversion or upon Automatic Conversion and receipt by Company or the Transfer Agent from the Holder of all necessary documentation duly executed and in proper form required for conversion as stated in this Section 5, issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid. In lieu of delivering physical certificates representing Common Stock to be received by a Holder upon conversion of Series A Convertible Preferred Stock, the Company may, if the said Common Stock is not restricted from transfer and does not contain a restrictive legend, utilize the Depository Trust Company ("DTC") Fast Automated Securities Transfer program and/or the DWAC system to electronically credit the account of the Holder's prime broker with DTC for the number of shares of Common Stock to be received upon such conversion.

            In any event, delivery to each Holder of Common Stock upon a properly submitted conversion of Series A Convertible Preferred Stock shall be made within three (3) business days after the Conversion Date. Without limiting a Holder's other rights at law or in equity, should delivery be later than three (3) business days after the Conversion Date, the Holder shall have the right to either (1) rescind the conversion by facsimile notice to the Company; (2) by giving a new Notice of Conversion, adjust the conversion price and the amount of dividends accrued and unpaid, in which case the Company shall process the conversion as if the latter notice were the original notice; or (3) accept the late delivery. The Holders shall also be entitled to the equitable remedy of specific performance to enforce the delivery requirements upon conversion of Series A Convertible Preferred Stock.

                                    (iii)       No Fractional Shares.  If any conversion of the Series A Convertible Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be rounded to the nearest whole share.

                                    (iv)       Date of Conversion.  The date on which conversion occurs (the "Conversion Date") shall be deemed to be the date set forth in such Notice of Conversion, provided that the advance copy of the Notice of Conversion is faxed to the Company before 11:59 p.m., MDT, on the Conversion Date or in the event of an Automatic Conversion upon its effectiveness.  The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Conversion.

                        (f)        Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available or make provision to increase, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding

Series A Convertible Preferred Stock into Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Convertible Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                        (g)        Adjustment to Conversion Rate.

                                    (i)         The conversion price will be subject to adjustments for stock splits, combinations and similar events.

                        (ii)        No Fractional Shares.  If any adjustment under this Section 5(d) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be rounded to the nearest whole share.

            Section 6.        Voting Rights.  The record Holders of the Series A Convertible Preferred Stock shall have the right to vote on any matter with holders of Common Stock and may vote as required on any action, which Colorado law provides may or must be approved by vote or consent of the holders of the specific series of voting preferred shares and the holders of common shares, on a ratio of 1 Preferred Share is equal to 1 share of Common Stock.

            The record holders of the Series A Convertible Preferred Stock shall be entitled to the same notice of any regular or special meeting of the shareholders of the Company as may or shall be given to holders of any other series of preferred shares and the holders of common shares entitled to vote at such meetings.

            Section 7.        Protective Provision.  So long as shares of Series A Convertible Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, of the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Convertible Preferred Stock, and at least seventy-five percent (75%) of the then outstanding Holders:

                        (a)        alter or change the rights, preferences or privileges of the Series A Convertible Preferred Stock so as to affect adversely the Series A Convertible Preferred Stock.

                        (b)        create any new class or series of stock having a preference over the Series A Convertible Preferred Stock with respect to Distributions (as defined in Section 2 above) or increase the size of the authorized number of shares of Series A Convertible Preferred Stock.

            In the event Holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Convertible Preferred Stock and at least seventy-five percent (75%) of the then outstanding Holders agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series A Convertible Preferred Stock, pursuant to subsection (a) above, so as to affect the Series A Convertible Preferred Stock, then the Company will deliver notice of such approved change to the Holders of the Series A Convertible Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the

Dissenting Holders shall have the right for a period of thirty (30) business days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series A Convertible Preferred Stock.

            Section 8.        Status of Converted Stock.  In the event any shares of Series A Convertible Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled, and shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series A Convertible Preferred Stock.

            Section 9.        Preference Rights.  Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing additional series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series A Convertible Preferred Stock.

Dated as of October 21, 2015                             T-REX OIL, INC.

                                                                                    (A Colorado Corporation)

                                                                        By: ________________________________

Donald Walford,

Chief Executive Officer

EXHIBIT A

CONVERSION NOTICE

To be Executed by the Holder of the Series A Convertible Preferred Stock if such Holder

Desires to Convert the Series A Convertible Preferred Stock in Whole or in Part:

To:          T-Rex Oil, Inc. (the "Company")

The Undersigned, ____________________________________________ being the Holder of T-Rex Oil, Inc.'s Series A Convertible Preferred Stock hereby irrevocably elects to exercise the right of purchase represented by the Certificate of Designation of the Series A Convertible Preferred Stock for, and to convert thereunder, ____________ shares of the Series A Convertible Preferred Stock for _________________the Common Stock (the "Common Stock") provided for therein.

The Undersigned requests that certificates for such shares of Common Stock be issued as follows:

Name: _______________________________________________________________________

Address: _____________________________________________________________________

____________________________________________________________________________

Social Security Number:  _________________________________________________________

Deliver to: ____________________________________________________________________

Address: _____________________________________________________________________

____________________________________________________________________________

and, if such number of shares of Common Stock shall not be all the shares of Common Stock convertible hereunder, that a new stock certificate representing the remaining Series A Convertible Preferred Stock be registered in the name of, and delivered to, the undersigned at the address stated above.

Dated:    ______________________

                                                                                                                Signature ___________________________